Exhibit 99.1

PRESS RELEASE

Contact: William Johnson

CFO

PNA Group, Inc.

770-641-6460

FOR IMMEDIATE RELEASE

PNAG REPORTS 2008 SECOND QUARTER FINANCIAL RESULTS

July 21, 2008 – Atlanta, GA – PNA Group, Inc. (“PNAG” or the “Company”) today announced its operating results for the quarter ended June 30, 2008. Net sales were $640.1 million for the second quarter, an increase of $225.4 million from the prior year quarter of $414.7 million. Adjusted EBITDA (as defined and calculated in the attached table), a non-GAAP financial measure used by PNAG and its creditors to monitor the performance of the business, was $98.2 million for the second quarter 2008, a $65.9 million increase from $32.3 million in the second quarter 2007.

Net sales for the six months ended June 30, 2008 were $1,114.2 million, an increase of $292.2 million from the same period in the prior year of $822.0 million. Adjusted EBITDA was $138.5 million for the first six months of 2008, a $76.6 million increase from $61.9 million in the first six months of 2007.

PNAG is a leading national steel service center group that distributes steel products and provides value-added steel processing services to our customers, which are largely comprised of fabricators and original equipment manufacturers, across a diversified group of industries, including the non-residential construction, machinery and equipment, manufacturing, oil and gas, telecommunications and utilities markets. The Company distributes a variety of steel products, including a full line of structural and long products, plate, flat rolled coil, tubulars and sheet, as well as performs a variety of value-added processing services for our customers.

The Company has six operating subsidiaries: Infra-Metals Co., Delta Steel, LP, Metals Supply Company, Ltd., Sugar Steel Corporation and Precision Flamecutting & Steel, L.P., which comprise our Long Products and Plate segment, and Feralloy Corporation which comprises our Flat Rolled segment. For more information, visit the Company’s website at http://www.pnagroupinc.com. The information contained in this release is limited and the Company encourages interested parties to read the Company’s annual report on Form 10-K as of and for the year ended December 31, 2007, which is on file with the Securities and Exchange Commission for more complete historical information about the Company. Additionally, copies of the Company’s filings with the Securities and Exchange Commission together with press releases and other information for investors may be found at the Company’s website.

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from

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the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s historic periodic filings with the Securities and Exchange Commission.

PNA GROUP, INC.

SELECTED FINANCIAL DATA (UNAUDITED)

(dollars in thousands)

	Three Months Ended June 30,
	2008	2007
Net Sales	$640,145	$414,673

Tonnage:
Tons sold	554,126	474,900
Tons tolled	161,360	167,216

Total tons shipped	715,486	642,116

	Six Months Ended June 30,
	2008	2007
Net Sales	$1,114,182	$821,995

Tonnage:
Tons sold	1,049,643	950,180
Tons tolled	312,681	327,038

Total tons shipped	1,362,324	1,277,218

EBITDA and Adjusted EBITDA Non-GAAP Presentation

EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP. The items excluded from EBITDA are significant components in understanding and assessing financial performance. We have included data with respect to EBITDA because we consider it to be a supplemental indicator of our operating performance. Also, we believe that EBITDA is commonly used as a measure of performance for companies in our industry and are frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt. Management believes that consideration of EBITDA and Adjusted EBITDA should be supplemental, because both have limitations as an analytical financial measure. These limitations include the following:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

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•	EBITDA and Adjusted EBITDA do not reflect the effect of earnings or charges resulting from matters our management considers not to be indicative of our ongoing operations; and

•

not all of the companies in our industry may calculate EBITDA and Adjusted EBITDA in the same manner in which our company calculates EBITDA and Adjusted EBITDA, which limits their usefulness as comparative measures.

As a result of these limitations, EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, as calculated in accordance with GAAP, as measures of operating performance, nor should they be considered as alternatives to cash flows, as calculated in accordance with GAAP, as a measure of liquidity.

The table below presents non-GAAP data for EBITDA and Adjusted EBITDA (in thousands) for the three and six months ended June 30, 2008 and 2007, respectively.

EBITDA and Adjusted EBITDA Non-GAAP Presentation

(in thousands of dollars)

	Three Months Ended June 30,
	2008	2007
EBITDA	$94,105	$30,258
Adjusted for:
Platinum monitoring fees	1,250	1,250
Rent paid to Travel Main’s subsidiaries	(1,608)	(1,569)
LIFO adjustment	1,736	—
Purchase accounting inventory adjustment	2,680	—
Provision for participation plan	—	2,370

Adjusted EBITDA	$98,163	$32,309

	Six Months Ended June 30,
	2008	2007
EBITDA	$134,070	$59,276
Adjusted for:
Platinum monitoring fees	2,500	2,500
Rent paid to Travel Main’s subsidiaries	(3,216)	(3,138)
LIFO adjustment	1,736	—
Purchase accounting inventory adjustment	2,680	—
Provision for participation plan	745	3,298

Adjusted EBITDA	$138,515	$61,936